Exhibit (a)(5)(cxlix)

Partner Benefits Statement	[GRAPHIC]

The combination of Oracle and PeopleSoft customers under one organization will create an even more compelling economy for our partners. There will be additional opportunities for resale, migration, integration, hosting, and other services as a result of this acquisition. We believe that the combination of Oracle and PeopleSoft will offer the following benefits to our partners.

MORE WAYS TO PROFIT

•	Over time, combining your Oracle and PeopleSoft practices will create greater operational efficiencies.

•	You will also benefit from a consistent partner interface across more customer engagements.

MORE CUSTOMERS

•	With the combination of PeopleSoft and Oracle customer bases, you’ll have deeper opportunities to drive new revenue streams for implementation, integration, and migration services, across both technology and applications.

•	You’ll also have access to Oracle PartnerNetwork, with growing opportunities to explore a broader range of customer engagements.

•	Oracle will continue to support existing customers, so you’ll be able to both maintain existing relationships with your platform-specific customers, as well as develop new ones.

MORE LEVERAGE

•	Oracle and partners can leverage each other’s strengths, competencies, and expertise to accelerate wins into more industries, more geographies, more market segments, and more channels than ever before.

•	You can also provide products and services to vertical markets and geographies that Oracle doesn’t target or where Oracle is seeking assistance.

MORE PRODUCTS

•	The combination provides access to subsequent versions of Oracle E-Business Suite that will incorporate the best features from both Oracle and PeopleSoft products.

•	This will result in long-term simplicity for partners, and more importantly, your customers.

MORE CHOICES

•	Oracle’s E-Business Suite, combined with the best features and functionalities of PeopleSoft, creates a more compelling product offering.

•	Oracle’s On Demand applications management services provide more choices for customers making applications purchase decisions, thus creating new market and channel business.

Until the transaction closes, the tender offer should not affect your current business. You should continue to meet your customers’ requirements with your current software and services portfolio. As we have committed to continue to support the PeopleSoft product line, implementations that are currently underway should continue as planned.

Want more information? Build your business with the Oracle PartnerNetwork.

Visit us at opn.oracle.com.

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON FEBRUARY 12, 2004 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.

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